
                  CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.
                            Computation in Support of
                       Ratio of Earnings to Fixed Charges
                               Years 1989 to 1993
                             (Thousands of Dollars)

                                    1993       1992       1991       1990       1989


EARNINGS
 Net Income                       $658,522   $604,088   $566,910   $571,493   $606,065
 Federal Income Tax                270,800    252,600    209,900    225,600    256,500
 Federal Income Tax Deferred       106,470     81,670     94,950     77,460     68,140
 Investment Tax Credits Deferred   (12,260)   (13,800)   (13,800)   (13,800)   (12,580)
  Total Earnings Before
    Federal Income Tax           1,023,532    924,558    857,960    860,753    918,125
 Fixed Charges*                    320,554    315,305    314,661    280,053    265,132

 Total Earnings Before
   Federal Income Tax
    and Fixed Charges           $1,344,086 $1,239,863 $1,172,621 $1,140,806 $1,183,257



*FIXED CHARGES
 Interest on Long-Term Debt       $272,781   $270,468   $269,420   $234,058   $214,867
 Amortization of Debt Discount,
 Premium and Expenses                8,975      3,974      1,941      1,627      1,351
 Interest Component of Rentals      19,077     19,175     20,778     22,340     26,265
 Other Interest                     19,721     21,688     22,522     22,028     22,649

  Total Fixed Charges             $320,554   $315,305   $314,661   $280,053   $265,132


Ratio of Earnings
 to Fixed Charges                    4.19       3.93       3.73       4.07       4.46

